AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date among SILICON VALLEY BANK, a California corporation (“Bank”), AIRSPAN NETWORKS INC., a corporation formed under the laws of the State of Washington (“US Borrower”), and AIRSPAN COMMUNICATIONS LIMITED, a company registered under the laws of England and Wales under company number 03501881 (“UK Borrower”; US Borrower and UK Borrower hereinafter referred to individually and collectively, jointly and severally, as “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

Recitals.

A.           Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 1, 2006 (as amended from time to time, the “Prior Loan Agreement”).

B.           Borrower is currently in default of the Loan Agreement for failing to comply with the financial covenant set forth in Section 6.9(a) (Tangible Net Worth) of the Loan Agreement for the fiscal quarter ending December 31, 2008 (the “Existing Default”).

C.           Borrower has requested, and Bank has agreed, to waive the Existing Default and replace, amend and restate the Prior Loan Agreement in its entirety.  Bank and Borrower hereby agree that the Prior Loan Agreement is amended and restated in its entirety as follows:

1.           ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.           LOAN AND TERMS OF PAYMENT

2.1.        Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1.     Revolving Advances.

(a)           Availability.  Subject to the terms and conditions of this Agreement, Bank will make Advances to Borrower up to the Availability Amount.

(b)           Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2.     Letters of Credit Sublimit

(a)           As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account.  The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (i) Five Million Dollars ($5,000,000) minus the FX Reserve or (ii) the Availability Amount.  Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred percent (100%) of the face amount of all such Letters of Credit, to secure all of the Obligations relating to said Letters of Credit and pay all interest, fees, costs and expenses incurred by Bank in connection therewith.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Bank a letter of credit fee in an amount equal to one percent (1.0%) per annum of the face amount of the Letter of Credit.

(b)           The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c)           Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d)           To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate; provided, however, that Bank shall give Borrower at least five (5) Business Days prior written notice of any adjustment to the Letter of Credit Reserve requirement which would require the Letter of Credit Reserve to exceed (10%) of the face amount of a Letter of Credit.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3.     Foreign Exchange Sublimit.  As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”).  FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to the lesser of (i) Five Million Dollars ($5,000,000), minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus an amount equal to all Letter of Credit Reserves combined or (ii) the Availability Amount (the “FX Reserve”).  The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.

2.1.4.     Cash Management Services Sublimit.  Borrower may use up to the lesser of (i) One Million Dollars ($1,000,000) or (ii) the Availability Amount (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.2.        Overadvances.  If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds the Availability Amount (an “Overadvance”), Borrower shall pay the amount of the excess to Bank, without notice or demand, within two (2) Business Days after the occurrence of such Overadvance.  Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance that has been outstanding for more than three (3) Business Days, on demand, at the Default Rate.

2.3.        Payment of Interest on the Credit Extensions.

(a)           Interest Rate; Advances.  Subject to Section 2.3(b), the amounts outstanding under the Revolving Line (which, for purposes of clarification, do not include the FX Reserve or any undrawn Letters of Credit or Letter of Credit Reserves) shall accrue interest at a per annum rate equal to the greater of (i) the Prime Rate plus four percentage points (4%) or (ii) eight percent (8%).

(b)           Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points (3%) above the rate effective immediately before the Event of Default (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)           Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)           360-Day Year.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)           Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

(f)           Payment; Interest Computation; Float Charge.  Interest is payable monthly on the last calendar day of each month.  In computing interest on the Obligations, all payments received after 3:00 p.m. Eastern time on any day shall be deemed received on the next Business Day.  Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all payments received by Bank.  The float charge for each month shall be payable on the last day of the month.  Bank shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower's Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4.        Fees.  Borrower shall pay to Bank:

(a)           Extension Fee.  A fully earned, non-refundable extension fee of Twenty Two Thousand Five Hundred Dollars ($22,500) which shall be paid on the Effective Date;

(b)           Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance or renewal of such Letter of Credit by Bank, provided that the Letter of Credit fee shall in no event exceed the one (1) percent fee referenced in Section 2.1.2(a) hereof;

(c)           Termination Fee.  A termination fee as provided under Section 4.1 hereof;

(d)           Collateral Monitoring Fee.  A monthly collateral monitoring fee of One Thousand Two Hundred Fifty Dollars ($1,250), payable in arrears on the last day of each month (prorated for any partial month with respect to the Effective Date or the termination of this Agreement, whether by acceleration of the obligations following an Event of Default by the Borrower under Section 4.1 below, or on the Revolving Line Maturity Date);

(e)           Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due; and

(f)           Restructuring Fee.  A fully earned, non-refundable extension fee of Twenty Thousand Dollars ($20,000) which shall be paid on the Effective Date.

3.           CONDITIONS OF LOANS

3.1.        Conditions Precedent to Initial Advance.  Bank’s obligation to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)           Borrower shall have delivered duly executed original signatures to this Agreement;

(b)           Borrower shall have delivered its Operating Documents and a good standing certificate of US Borrower certified by the Secretary of State of the State of Washington  as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)           Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;

(d)           Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(e)           Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2.        Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)           except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b)           the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on each Funding Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3.        Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension.  Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4.        Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 3:00 p.m. Eastern time on the Funding Date of the Advance.  Together with such notification, Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4.           CREATION OF SECURITY INTEREST

4.1.        Grant of Security Interest; Termination of Agreement and Security Interest; Termination Fee.  US Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  US Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If US Borrower shall acquire a commercial tort claim, US Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b).  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until US Borrower fully satisfies its Obligations.  If this Agreement is terminated prior to the Revolving Line Maturity Date at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, US Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1.0%) of the Revolving Line; provided, however, that no termination fee shall be charged if the credit facility hereunder terminates on the Revolving Line Maturity Date or is replaced with a new facility from Silicon Valley Bank or another division thereof.  Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to US Borrower.

4.2.        Authorization to File Financing Statements.  US Borrower hereby authorizes Bank to file financing statements, without notice to US Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5.           REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1.        Due Organization and Authorization.  US Borrower is duly existing and in good standing as a Registered Organization only in the State of Washington and UK Borrower is a private limited company duly incorporated and validly existing under the laws of England and Wales, and each is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, US Borrower has delivered to Bank a completed certificate substantially in the form attached hereto as Exhibit C signed by US Borrower, entitled “Perfection Certificate”.  US Borrower represents and warrants to Bank that (a) US Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) US Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth US Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth US Borrower’s place of business, or, if more than one, its chief executive office as well as US Borrower’s mailing address (if different than its chief executive office); (e) US Borrower (and each of its predecessors) has not, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to US Borrower and each of its Subsidiaries is accurate and complete.  If US Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with US Borrower’s organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2.        Collateral.  US Borrower has good title to the Collateral, free of Liens except Permitted Liens.  Borrower has no deposit account other than the deposit accounts with Bank.

The Collateral is not in the possession of any third party bailee (such as a warehouse).  Except as hereafter disclosed to Bank in writing by US Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.  In the event that US Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then US Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

All Net Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of its Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business.  Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, US Borrower is not a party to, nor is bound by, any license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.  Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

5.3.        Accounts Receivable.

(a)           For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b)           All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Transaction Report.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4.        Litigation.  Except as disclosed on the Perfection Certification, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000).

5.5.        No Material Deviation in Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6.        Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7.        Regulatory Compliance.  US Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  US Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  US Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue their respective business as currently conducted.

5.8.        Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9.        Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state, governmental and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in any part of the world.

5.10.      Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11.      Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.           AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1.        Government Compliance.  Borrower shall maintain its legal existence and good standing in its jurisdiction of formation and each jurisdiction in which the nature of its business requires them to be so qualified, except where the failure to take such action would not reasonably be expected to have a material adverse effect on Borrower’s business or operations, taken as a whole; provided, that Borrower may not permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse; and provided, further, that this Section 6.1 shall not be construed to prohibit any other transaction that is otherwise permitted in Section 7 of this Agreement.

Borrower shall comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2.        Financial Statements, Reports, Certificates.  Borrower shall provide Bank with the following:

(a)           a Transaction Report weekly and upon delivery of each request for an Advance;

(b)           within thirty (30) days after the end of each month, deliver to Bank (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), including (i) KKS receivable aging and extended term reporting, and general ledger and (ii) Datatell receivable aging and extended term reporting, and general ledger;

(c)           as soon as available, and in any event within thirty (30) days after the end of each month (other than January), monthly unaudited financial statements on a consolidated and consolidating basis;

(d)           within thirty (30) days after the end of each month (other than January) a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e)           no later than thirty (30) days prior to the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f)           as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower's fiscal year, annual financial statements certified by, and with an unqualified opinion (other than a qualification with respect to going concern) of, independent certified public accountants acceptable to Bank (for clarification, Grant Thornton LLP is deemed by Bank to be acceptable);

(g)           as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, the US Borrower’s 10K, 10Q, and 8K reports together with a Compliance Certificate;

(h)           a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more;

(i)           prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Security Agreement, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property.

Borrower’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(g) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that Borrower shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(g).

6.3.        Accounts Receivable.

(a)           Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals to the extent necessary or desirable to create or perfect Bank’s Lien on Collateral) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Bank, on its request, copies (or, at Bank’s request, originals to the extent necessary or desirable to create or perfect Bank’s Lien on Collateral) of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)           Disputes.  Borrower shall promptly notify Bank of all disputes or claims relating to Accounts to the extent such disputes or claims involve amounts in excess $250,000 individually or in the aggregate outstanding at any time.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.

(c)           Collection of Accounts.  Borrower shall have the right to collect all Accounts unless and until a Default or an Event of Default has occurred and is continuing.  Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof.  Bank may, in its good faith business judgment, require that all proceeds of Domestic Accounts be deposited by US Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment, and Bank shall apply any proceeds in such lockbox account to the balance of the outstanding Obligations.  Upon the occurrence and during the continuance of an Event of Default, (i) Bank shall apply any proceeds in such lockbox account to the balance of the outstanding Obligations and (ii) UK Borrower shall deposit all proceeds of Foreign Accounts into a lockbox account with the Royal Bank of Scotland or another bank or financial institution satisfactory to Bank (the “UK Lockbox”) pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.  It will be considered an immediate Event of Default if the UK Lockbox is not set-up and operational on April 15, 2009.

(d)           Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and promptly notify Bank of the return of the Inventory.

(e)           Verification.  Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f)           No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4.        Remittance of Proceeds.  Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than five (5) Business Days after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Two Hundred Fifty Thousand Dollars ($250,000) or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5.        Taxes; Pensions.  Timely file all required tax returns and reports and timely pay all foreign, federal, state, governmental and local taxes, assessments, deposits and contributions owed by Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6.        Access to Collateral; Books and Records.  So long as an Event of Default has not occurred and is continuing, Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books at reasonable times not more than four (4) times per fiscal year, on three (3) Business Days’ notice (provided that no such advance notice shall be required after the occurrence and during the continuance of an Event of Default); provided, however, that after the closing of a Subsequent Financing in which Borrower receives, in the aggregate, at least Twenty Million Dollars ($20,000,000) of net proceeds (excluding any bridge debt financing except to the extent actually converted to equity in Borrower) and so long as no Event of Default has occurred and is continuing, then Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books only two (2) times per year (rather than four (4)), at reasonable times on five (5) Business Days’ notice (provided that no such advance notice shall be required after the occurrence and during the continuance of an Event of Default).  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or, during the continuance of an Event of Default, such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.  Borrower hereby acknowledges that the first such audit will be conducted within sixty (60) days after the execution of this Agreement.

6.7.        Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8.        Operating Accounts.

(a)           Maintain (i) all of its primary depository and investment accounts in the United States with Bank or Bank’s Affiliates, (ii) unrestricted cash and Investments of not less than seventy-five percent (75%) of the aggregate consolidated unrestricted cash and Investments of Borrower and its Subsidiaries, and (iii) from and after April 15, 2009, its primary depository and investment accounts in the United Kingdom with Royal Bank of Scotland or such other institution as Bank agrees to in writing.

(b)           Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates.  In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained (but in each case only to the extent such bank or financial institution is located in the United States) to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9.        Financial Covenants.  Borrower shall maintain at all times, to be tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to US Borrower and UK Borrower:

(a)           Tangible Net Worth.  A Tangible Net Worth of not less than the sum of (i) fifty percent (50%) of quarterly Net Income after the Second Supplemental Closing Date (but not to be decreased by fifty percent (50%) of quarterly consolidated net loss, if any), (ii) fifty percent (50%) of the proceeds received by Borrower from the sale of US Borrower’s capital stock after the Second Supplemental Closing Date (other than pursuant to the Borrower’s Employee Stock Purchase Plan or Borrower’s existing stock option plans), (iii) fifty percent (50%) of the principal amount of Subordinated Debt incurred by Borrower after the Second Supplemental Closing Date, plus an amount equal to (A) for the fiscal quarter ending June 30, 2008 and as of the last day of each fiscal quarter thereafter through the fiscal quarter ending December 31, 2008, at least Thirty Million Dollars ($30,000,000), (B) for the fiscal quarter ending March 31, 2009, at least Eighteen Million Dollars ($18,000,000), (C) for the fiscal quarter ending June 30, 2009, at least Fourteen Million Dollars ($14,000,000), (D) for the fiscal quarter ending September 30, 2009, at least Thirteen Million Dollars ($13,000,000), and (E) for the fiscal quarter ending December 31, 2009 and as of the last day of each fiscal quarter thereafter, at least Twelve Million Dollars ($12,000,000); and

(b)           Minimum Adjusted Quick Ratio.  An Adjusted Quick Ratio of at least 1.00 to 1.00 as of the last day of each month.

6.10.      Protection and Registration of Intellectual Property Rights.  Borrower shall:  (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.  If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for Bank to maintain the perfection and priority of its security interest in such copyrights or mask works.  Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.

6.11.      Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12.      Further Assurances.  Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.13.      Foreign Exchange Business.  Borrower shall allow Bank to bid on all of Borrower’s foreign exchange contracts

7.           NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1.        Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”) all or any part of its business or property, except for: (i) of Inventory in the ordinary course of business; (ii) of worn-out or obsolete Equipment; (iii) excess Inventory in connection with that certain Purchase Contract dated April 14, 2005, as amended, between Borrower and Yozan, Inc., provided that the aggregate sales price of such excess Inventory does not exceed $2,000,000; (iv) other excess Inventory not included in Section 7.1(iii) above provided that the aggregate sales price (calculated at book value) of such other excess Inventory does not exceed $250,000; (v) dispositions in connection with Permitted Liens and Permitted Investments; (vi) of non-exclusive licenses for the use of the property of Borrower in the ordinary course of business; (vii) Transfers to another Borrower; and (viii) Transfers to any Subsidiaries of Borrower not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any calendar year.

7.2.        Changes in Business, Legal Name or Jurisdiction of Formation.  (a) Engage in any material line of business other than those lines of business conducted by Borrower on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof, or (b) liquidate or dissolve.  Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3.        Mergers or Acquisitions.  Merge or consolidate with any other Person, or acquire, all or substantially all of the capital stock or property of another Person.

7.4.        Indebtedness.  Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.5.        Encumbrance.  Create, incur, or allow any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein.

7.6.        Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7.        Investments; Distributions.  (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions.

7.8.        Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9.        Subordinated Debt.  Make or permit any payment on or amendments of any Subordinated Debt, except as permitted under the terms of the applicable Subordination Agreement.

7.10.      Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.           EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1.        Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable.  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2.        Covenant Default.

(a)           Borrower fails or neglects to perform any obligation in Section 6.2, 6.8, 6.9, or violates any covenant in Section 7; or

(b)           Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3.        Material Adverse Change.  A Material Adverse Change occurs;

8.4.        Attachment.  (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver or similar officer and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Two Hundred Fifty Thousand Dollars ($250,000) becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5.        Insolvency.  Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days in the case of the US Borrower or fourteen (14) days in the case of the UK Borrower (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6.        Other Agreements.  If Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;

8.7.        Judgments.  A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8.        Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9.        Subordinated Debt.  A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement.

9.           BANK’S RIGHTS AND REMEDIES

9.1.        Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)           terminate any FX Contracts;

(e)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)           place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)           demand and receive possession of Borrower’s Books; and

(k)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2.        Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.  Nothing in this Section shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

9.3.        Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4.        Application of Payments and Proceeds.  Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to the principal of the Obligations; second, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; third, to the interest due upon any of the Obligations; and finally, to any applicable fees and other charges, in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5.        Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6.        No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7.        Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.         NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below.  Bank or Borrower may change its notice address by giving the other party written notice thereof.  Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. or Canadian mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below.  Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10).  Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to US Borrower:	Airspan Networks Inc.
777 Yamato Road
Boca Raton, Florida 33431
Attn: David Brant
Fax: 561-893-8681
Email: dbrant@airspan.com

If to UK Borrower:	Airspan Communications Limited
c/o Airspan Networks Inc.
777 Yamato Road
Boca Raton, Florida 33431
Attn: David Brant
Fax: 561-893-8681
Email: dbrant@airspan.com

If to Bank:	Silicon Valley Bank
3353 Peachtree Road, N.E., Suite M-10
Atlanta, Georgia 30326
Attn: Tony Barkett
Fax: (404) 467-4467
Email: tbarkett@svb.com

11.         CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Georgia law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the State of Georgia; provided, however, that if for any reason the Bank cannot avail itself of the courts of the State of Georgia, the Borrower and Bank each submit to the jurisdiction of the State and Federal Courts in Santa Clara County, California.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.         GENERAL PROVISIONS

12.1.      Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2.      Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.3.      Limitation of Actions. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower’s officers or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter.  Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion.  This provision shall survive any termination of this Loan Agreement or any other Loan Document.

12.4.      Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5.      Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6.      Amendments in Writing; Integration.  All amendments to this Agreement must be in writing signed by both Bank and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7.      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8.      Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9.      Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10.    Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11.    Waiver of Existing Default.  Borrower acknowledges and agrees that unless the Existing Default is waived by Bank, such Existing Default would constitute an Event of Default under the Loan Documents.  Bank hereby waives the Existing Default.  Bank’s agreement to waive the Existing Default shall in no way obligate Bank to make any modifications to the Loan Agreement or to waive Borrower’s compliance with any other terms of the Loan Documents, and shall not limit or impair Bank’s right to demand strict performance of all other terms and covenants as of any date.

12.12.    Acknowledgement and Reaffirmation of Loan Documents.  Borrower and Bank hereby acknowledge that US Borrower executed the Prior Loan Agreement and certain Loan Documents as “Airspan Networks, Inc.” but that the legal name of US Borrower is “Airspan Networks Inc.” US Borrower hereby reaffirms the Loan Documents and acknowledges and agrees to honor, perform and comply with, in all respects, all terms and provisions therein.  All references in the Loan Documents to “Airspan Networks, Inc.” shall be deemed to refer to “Airspan Networks Inc.”

13.         DEFINITIONS

13.1.      Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) Current Liabilities minus Deferred Revenue.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

 “Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report, plus at all times that Borrower has complied with the Contingent Availability Conditions and remains in compliance with such Contingent Availability Conditions, (b) the lesser of (i) sixty percent (60%) of Eligible Inventory (valued at the lower of cost or wholesale fair market value) as determined by Bank from Borrower’s most recent Transaction Report or (ii) Eight Million Dollars ($8,000,000); provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank from the results of any audit by the Bank of the Borrower’s Collateral, may adversely affect Collateral.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Cash Management Services” is defined in Section 2.1.4.

“Cash Management Services Sublimit” is defined in Section 2.1.4.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Georgia; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Georgia, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Availability Conditions” means those conditions in which (a) Borrower’s worldwide cash and investments exceeds Twenty Million Dollars ($20,000,000) as of the last day of the most recently ended fiscal quarter, and (b) Borrower’s cash and investments maintained at Bank and Bank’s Affiliates exceeds Fifteen Million Dollars ($15,000,000).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Country Limitation Schedule”is that certain schedule of the EXIM Bank listed on http://www.exim.gov/tools/country/country limits.html.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Current Assets” are amounts that under GAAP should be included on that date as current assets on Borrower’s consolidated balance sheet.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year, minus any accrued severance expenses related to Airspan Israel Ltd.

“Datatell” means Datatell 3000 de Costa Rica S.A., and any entity that is an Affiliate of  Datatell 3000 de Costa Rica S.A.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300534737, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Accounts” are Accounts for which the Account Debtor has its principal place of business in the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

 “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right at any time and from time to time after the Effective Date to reasonably adjust any of the criteria set forth below and to reasonably establish new criteria; provided that Bank shall provide Borrower with five (5) Business Days prior written notice of any such adjustment to the criteria or establishment of new criteria.  Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a)           Accounts for which the Account Debtor has not been invoiced;

(b)           Accounts (other than Accounts owing from KKS and Datatell) that the Account Debtor has not paid within one hundred twenty (120) days of invoice date;

(c)           Accounts owing from (i) KKS and Datatell that KKS and Datatell have not paid within ninety (90) days of the due date;

(d)           Accounts owing from an Account Debtor (other than Accounts owing from KKS and Datatell), fifty percent (50%) or more of whose Accounts owing have not been paid within one hundred twenty (120) days of invoice date, and Accounts owing from KKS and Datatell, fifty percent (50%) or more of whose Accounts owing have not been paid within ninety (90) days of the due date;

(e)           Credit balances over ninety (90) days from invoice date;

(f)           Accounts owing from (i) an Account Debtor, including its Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts for the amounts that exceed that percentage, unless Bank approves otherwise in writing; and (ii) KKS in excess of Two Million Dollars ($2,000,000) and Datatell in excess of Four Million Dollars ($4,000,000), unless Bank approves otherwise in writing;

(g)           Accounts owing from an Account Debtor which does not have its principal place of business in the United States except for Eligible Foreign Accounts;

(h)           Eligible Foreign Accounts for which the Account Debtor has its principal place of business in any country in which EXIM Bank coverage is not available for any period of time greater than or equal to one (1) year (as designated by the EXIM Bank’s most recent Country Limitation Schedule).

(i)           Accounts owing from the United States or any department, agency, or instrumentality thereof unless there has been compliance, to Bank’s satisfaction, with the Federal Assignment of Claims Act of 1940, as amended;

(j)           Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(k)           Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(l)           Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(m)           Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(n)           [Reserved];

(o)           Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

(p)           other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

“Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that are (a) covered by credit insurance satisfactory to Bank, less any deductible; (b) supported by letter(s) of credit acceptable to Bank; or (c) that Bank approves in writing.

“Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of raw materials or finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents and subclauses (b) and (j) of Permitted Liens; (e) is located at Borrower’s principal places of business, warehouses or manufacturing subcontractors (or any location permitted under Section 7.2); and (f) is otherwise acceptable to Bank in its good faith business judgment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Ericsson” means Ericsson AB and any entity that is an Affiliate of Ericsson AB.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“EXIM Bank” means the Export Import Bank of the United States of America.

“Existing Default” is defined in Recital B.

 “Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fujitsu” means Fujitsu Limited, and any entity that is an Affiliate of Fujitsu Limited.

 “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law in any applicable jurisdiction, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a)             Copyrights, Trademarks, Mask Works and Patents including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b)              Any trade secrets and any intellectual property rights in computer software, chip design, chip mask works and computer software products now or later existing, created, acquired or held;

(c)              All design rights, including chips, masks and associated software which may be available to Borrower now or later created, acquired or held;

(d)              Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

(e)              All Proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Intellectual Property Collateral” is all of Borrower’s Intellectual Property including without limitation, such Intellectual Property as more particularly defined, described and set forth in the IP Agreements and on the exhibits attached thereto.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreements” are those certain Intellectual Property Security Agreements executed and delivered by Borrower to Bank dated as of the date hereof.

“KKS” means KKS-Telecom, and any entity that is an Affiliate of KKS-Telecom.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d)

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreements, any note, or notes executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000).

“Mortgage Debenture” means that certain Mortgage Debenture between UK Borrower and Bank dated as of the date hereof.

“Net Income” means, as calculated on a consolidated basis for Borrower for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

“Net Inventory” is Inventory having a positive value on the Borrower’s balance sheet as of the end of the preceding fiscal quarter.

“Nortel” means Nortel Networks Corp. and any entity that is an Affiliate of Nortel Networks Corp.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a)           purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)           purchases for value of any rights distributed in connection with any stockholder rights plan;

(c)           purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(d)           purchases of capital stock pledged as collateral for loans to employees;

(e)           purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(f)           purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(g)           the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;

(b)           Subordinated Debt;

(c)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e)           Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices; and

(f)           capitalized leases and purchase money Indebtedness not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year secured by Permitted Liens.

“Permitted Investments” are:

(a)           Investments existing on the Effective Date;

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue;

(c)           Investments approved by the Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;

(d)           Investments in or to another Borrower or any of its Subsidiaries in the ordinary course of business;

(e)           Investments permitted under Section 7.1(vi) and (vii) above; and

(f)           Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices.

“Permitted Liens” are:

(a)           Liens arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens other than Liens in connection with municipal taxes not yet delinquent or being contested in good faith which are entitled to priority by operation of law;

(c)           Liens (including with respect to capital leases) not to exceed One Million Dollars ($1,000,000) in the aggregate (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e)           leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(f)           non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business;

(g)           leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(h)           Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;

(i)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions;

(j)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person; and

(k)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and compliance with other social security requirements applicable to Borrower.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prior Loan Agreement” is defined in Recital A.

“Quick Assets” is, on any date, (i) Borrower’s unrestricted cash and Cash Equivalents, plus (ii) Borrower’s Accounts.

 “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Twenty Million Dollars ($20,000,000) outstanding at any time.

“Revolving Line Maturity Date” is March 31, 2010.

“Royal Bank of Scotland” means Royal Bank of Scotland PLC.

“Second Supplemental Closing Date” means August 21, 2008.

“Secretary’s Certificate” means a certificate of the Secretary of the UK Borrower substantially in the form attached as Exhibit F hereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor (a “Subordination Agreement”)), on terms acceptable to Bank.

“Subsequent Financing” means the next round of private equity financing closing after June 6, 2007.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Supplemental Closing Date” means August 7, 2007.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Transaction Report” is that certain form attached hereto as Exhibit D.

“Transfer” is defined in Section 7.1.

“UK Lockbox” is defined in Section 6.3(c).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

AIRSPAN NETWORKS INC.

By	/s/ David Brant
Name:	David Brant
Title:	Chief Financial Officer

AIRSPAN COMMUNICATIONS LIMITED

By	/s/ David Brant
Name:	David Brant
Title:	Director

BANK:

SILICON VALLEY BANK

By	/s/ Anthony Barkett
Name:	Anthony Barkett
Title:	Vice President
Effective Date: March 25, 2009

[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

All other terms contained in this Exhibit, unless otherwise indicated, shall have the meanings provided by the Code (as defined herein), to the extent such terms are defined in the Code.  For purposes hereof, the following terms shall have the following meanings:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Code” is the Uniform Commercial Code as adopted in Georgia as amended and in effect from time to time.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Proceeds” has the meaning described in the Code as in effect from time to time.

“Supporting Obligation” means a letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00 PM E.S.T.

Fax To: (404) 467-1471	Date: ___________________

LOAN PAYMENT:
Borrower: Airspan Networks Inc. and Airspan Communications, LTD.

From Account #________________________	To Account #____________________________
(Deposit Account #)	(Loan Account #)
Principal $_____________________________and/or Interest $______________________________________

Authorized Signature: _______________________	Phone Number: __________________________
Print Name/Title: ____________________________

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________	To Account #____________________________
(Loan Account #)	(Deposit Account #)

Amount of Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is 3:00 E.S.T.

Beneficiary Name:	Amount of Wire: $ _____________________________
Beneficiary Bank:
Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required): ____________________
Print Name/Title: Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT D
TRANSACTION REPORT

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM:	AIRSPAN NETWORKS INC.
AIRSPAN COMMUNICATIONS LIMITED

The undersigned authorized officer of AIRSPAN NETWORKS INC. and AIRSPAN COMMUNICATIONS LIMITED (individually and collectively, jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) no Event of Default has occurred and is continuing, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state, governmental and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days*	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Transaction Reports	Weekly	Yes No
A/R & A/P Agings, reconciliations	Monthly within 30 days	Yes No
Annual operating budget and projections	Annually no later than 30 days prior to year-end	Yes No

Financial Covenant	Required		Actual	Complies

Maintain on a Quarterly Basis:
Minimum Tangible Net Worth			$ ______	Yes No
Through fiscal quarter ending 12/31/08	$30,000,000	**
Fiscal quarter ending 3/31/09	$18,000,000	**
Fiscal quarter ending 6/30/09	$14,000,000	**
Fiscal quarter ending 9/30/09	$13,000,000	**
Fiscal quarter ending 12/31/09 and thereafter	$12,000,000	**

Maintain on a Monthly Basis:
Adjusted Quick Ratio	1.00:1.00		:1.00	Yes No

* except for the month of January
** plus 50% of quarterly Net Income (but not to be decreased by 50% of quarterly consolidated Net Loss), 50% of new equity (other than Employee Stock Purchase Plan or existing stock option plans) and 50% of new Subordinated Debt raised after the Second Supplemental Closing Date.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

Borrower:	BANK USE ONLY

AIRSPAN NETWORKS INC.	Received by: ____________________
AIRSPAN COMMUNICATIONS LIMITED	authorized signer

Date: _________________________

By:	Verified: _______________________
Name:	authorized signer
Title:	Date: _________________________

Compliance Status: Yes No

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

FINANCIAL COVENANTS OF BORROWER

Dated: ____________________

I.           Tangible Net Worth (Section 6.9 (a))

Required: 50% of quarterly Net Income, 50% of new equity (other than Employee Stock Purchase Plan or existing stock option plans) and 50% of new Subordinated Debt plus (a) $30,000,000 through fiscal quarter ending 12/31/08, (b) $18,000,000 for fiscal quarter ending 3/31/09, (c) $14,000,000 for fiscal quarter ending 6/30/09, (c) $13,000,000 for fiscal quarter ending 9/30/09, and (d) $12,000,000 commencing w/fiscal quarter ending 12/31/09

Actual:

A.	Aggregate value of total assets of Borrower	$

B.	Aggregate value of goodwill of Borrower	$

C.	Aggregate value of intangible assets of Borrower	$

D.	Aggregate value of any reserves not already deducted from assets	$

E.	Aggregate value of liabilities of Borrower (including all Indebtedness) and current portion of Subordinated Debt permitted by Bank to be paid by Borrower (but no other Subordinated Debt).	$

F.	Tangible Net Worth (line A minus line B minus line C minus line D minus line E)	$

G.	Quarterly Net Income after the Effective Date	$

H.	Proceeds from the sale of US Borrower’s capital stock after the Effective Date	$

I.	Subordinated Debt received after the Effective Date	$

J.	Required Tangible Net Worth ($Line F plus 50% of the sum of line G plus line H plus line I)	$

Is line J equal to or greater than the amount set forth above?

No, not in compliance	Yes, in compliance

II.           Adjusted Quick Ratio (Section 6.9 (b))

Required:                      1.00:1.00

Actual:

A.	Aggregate value of the unrestricted cash and cash equivalents of Borrower and its Subsidiaries	$

B.	Aggregate value of the Accounts of Borrower and its Subsidiaries	$

C.	Quick Assets (the sum of lines A and B)	$

D.	Aggregate value of Obligations to Bank	$

E.
Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line E above that matures within one (1) year
$

F.	Any accrued severance expenses related to Airspan Israel Ltd.	$

G.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$

H.	Line D plus line E minus line F minus line G)	$

I.	Adjusted Quick Ratio (line C divided by line H)

Is line I equal to or greater than ___:1:00?

No, not in compliance	Yes, in compliance